EXHIBIT 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Axonyx Inc., pertaining to the registration of 4,825,000 shares of its common stock therein of our report dated February 6, 2004, with respect to our audit of the consolidated financial statements of Axonyx Inc., included in its 2003 Annual Report on Form 10-K, filed with the Securities and Exchange Commission. We also consent to the reference to our firm in the "Experts" section of the Registration Statement and Reoffer Prospectus.


Eisner LLP

New York, New York
August 26, 2000